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                                                              EXHIBIT (23)(1)(a)

                        CONSENT OF DELOITTE & TOUCHE LLP
                        (INDEPENDENT AUDITORS' CONSENT)

The Procter & Gamble Company:

  We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 33-55471 of The Procter & Gamble Company on Form S-3 of our reports dated August 10, 1994 (expressing an unqualified opinion and including an explanatory paragraph regarding the changes in accounting for other post retirement benefits and income taxes effective July 1, 1992) appearing in and incorporated by reference in the Annual Report on Form 10-K of The Procter & Gamble Company for the year ended June 30, 1994 and to the reference to us under the heading "Experts" in the Prospectus which is part of such Registration Statement.

Deloitte & Touche LLP

Cincinnati, Ohio
January 4, 1995